Exhibit 99.3

CONSENT OF PERSONS NAMED TO BECOME DIRECTORS

Reference is made to the Registration Statement on Form S-4, and to the Joint Proxy Statement/Prospectus which forms a part thereof (together, the “Registration Statement”), to be filed with the Securities and Exchange Commission by Nanometrics Incorporated (“Nanometrics”) in connection with the merger of Alloy Merger Corporation, a wholly owned subsidiary of Nanometrics, with and into Accent Optical Technologies, Inc. In accordance with Rule 438 under the Securities Act of 1933, the undersigned hereby consents to being named in the Registration Statement, and any subsequent amendments thereto, as a person about to become a director of Nanometrics, and to the filing of this consent as an exhibit to such Registration Statement.

Date: April 4, 2006

/S/ BRUCE C. RHINE
Bruce C. Rhine